Exhibit 99.2

TRANSACTION INFORMATION SHEET

(*all data as of 6/30/2004)

PARTIES	ITC^DELTACOM INC.	FDN COMMUNICATIONS	NETWORK TELEPHONE
Exchange	NASDAQ/NM: ITCD	Privately held	Privately held

Company Description	ITC^DeltaCom provides integrated communications services to businesses and consumers in the southeastern U.S. ITC^DeltaCom has a fiber optic network spanning approximately 14,500 route miles, and offers a comprehensive suite of voice and data communications services, including local, long distance, enhanced data, Internet, colocation and managed IT services. The company also provides broadband services to other carriers and sells customer premise equipment. The company’s consumer services division, GrapeVine, provides bundled voice solutions to residential customers.	FDN has been a leading growth company over the last six years, providing communications services in seven major markets in Florida and Georgia. FDN offers a complete line of communications services, including local and long distance voice, high-speed Internet access, Virtual Private Networking (VPN), Web hosting and integrated voice and data solutions to businesses.	Network Telephone Corp (NTC) serves more than 17,000 small business customers with phone and Internet services including local, long distance, high-speed Internet, Web hosting, data backup, VPN service, and conferencing. The company has offices in Alabama, Mississippi, Florida, Georgia, Louisiana, Kentucky, North Carolina and Tennessee. NTC recently was named to the Florida Private 200 and also one of America’s Fastest Growing Private Companies by Inc. magazine.

Switches	29 voice; 74 data; 48 soft	6 voice; 5 data	13 voice

Colocations	258	180	154

Retail Access Lines (Voice)	378,000	182,000	75,000

Corporate Headquarters	ITC^DeltaCom, Inc. 1791 O.G. Skinner Drive West Point, GA 31833 Tel. 706-385-8000	FDN Communications, Inc. 2301 Lucien Way, Suite 200 Maitland, FL 32751 Tel. 407-835-0300	Network Telephone Corp. 40 South Palafox Place Pensacola, FL 32502 Tel. 850-432-4855

Management Teams	Larry Williams, Chairman/CEO Doug Shumate, CFO Drew Walker, Pres., Bus. Serv. Tom Mullis, General Counsel	Mike Gallagher, CEO Don Boerema, Pres. & COO Kenneth Meister, CFO Matthew Blocha, CTO	Ray Russenberger, Chairman/CEO Leo Cyr, Pres. & COO Danyelle Kennedy, CFO Chuck Emling, EVP Sales Mark Miller, EVP Engineering

Employees	2,300	600	500

PARTIES	ITC^DELTACOM INC.	FDN COMMUNICATIONS	NETWORK TELEPHONE
Locations	40 markets in the Southeast	7 markets in Florida and Georgia	27 markets in the Southeast

Customers	50,000 business; 20,000 residential	55,000 business	17,000 business

Annual Revenues	Approximately $600 million	Approximately $140 million	Approximately $65 million

Advisors	Miller Buckfire Lewis Ying & Co., LLC		The Breckenridge Group, Inc. Bear Stearns & Co., Inc.

	FDN COMMUNICATIONS	NETWORK TELEPHONE
TRANSACTION SUMMARY

•       ITCD will issue 31.3 million shares of common stock in return for 100% ownership of FDN.

•       Structure/Accounting: Tax free for shareholders/Merger

•       Approvals: Subject to regulatory approval and ITCD stockholder approval

•       Expected close: late Q404, early Q105

•       ITCD will issue up to 8.85 million shares of common stock in return for 100% ownership of NTC.

•       Structure/Accounting: Tax free for shareholders/Merger

•       Approvals: Subject to regulatory approval and ITCD stockholder approval

•       Expected close: late Q404, early Q105

THE COMBINED COMPANY – ITC^DELTACOM, INC.
MARKET POSITION

•       Combination will significantly enhance and expand facilities-based platform and deepen penetration in key markets.

•       Combined company will serve in excess of 120,000 business customers.

•       Combined company will have approximately 635,000 access lines.

•       Combination will provide a broader range of products and services for customers and greater long-term career opportunities for employees.

FINANCIAL STRENGTH

•       Strengthens financial profile, improving liquidity and ability to refinance long-term debt.

•       Targets annualized cost savings of $25 - $30 million expected to be realized within 18-24 months of the transaction closings, $20 million of which are expected to be realized within the first 12 months of the closings.

•       Increases ITC^DeltaCom’s existing EBITDA by $15 million (after adjustments to conform accounting policies).

•       Adds $25 million in cash.

•       Creates combined annual revenues of approximately $800 million.

THE COMBINED COMPANY – ITC^DELTACOM, INC.

OPERATIONAL HIGHLIGHTS

•        Complementary clients, products, processes, regions and technology.

•        Until the transaction closings, the three companies will continue to operate separately. During this time, day-to-day operations will not be affected and customers will continue to receive the highest levels of customer care.

•        Corporate headquarters will be in West Point, Georgia. FDN’s current headquarters in Orlando and NTC’s current headquarters in Pensacola will remain major operating centers.

•        Board: Nine existing ITC^DeltaCom Board Members, three new additional members to be designated by the principal FDN stockholders and one new additional member to be designated by the principal NTC stockholders.

NEW LEADERSHIP TEAM	• Larry Williams, Chairman & CEO • Drew Walker, Pres., Strategic Services • Mike Gallagher, Pres., Business Services • Leo Cyr, COO	• Doug Shumate, CFO • Ken Meister, EVP, Corporate Development • Tom Mullis, General Counsel • John Williams, VP Human Resources

CONTACT INFORMATION

Investor Inquiries:

Doug Shumate, CFO, ITC^DeltaCom, Inc.

706-385-8189 or dshumate@itcdeltacom.com

Media and Industry Analyst Inquiries:

Mary Catherine Bassett; Director, Communications, ITC^DeltaCom, Inc.

706-385-8104 or mbassett@itcdeltacom.com

ADDITIONAL INFORMATION ABOUT THE TRANSACTIONS

ITC^DeltaCom will file with the SEC registration statements on Form S-4, which will contain a proxy statement/prospectus of ITC^DeltaCom with respect to each proposed transaction, as well as other relevant documents concerning the proposed transactions. Investors are urged to read the proxy statement/prospectus for each transaction when it becomes available and any other relevant documents filed with the SEC, because they will contain important information. The proxy statement/prospectus will be mailed to stockholders of ITC^DeltaCom prior to their stockholder meeting. In addition, interested parties will be able to obtain the Form S-4 registration statements, including the exhibits filed therewith, free of charge at the Web site maintained by the SEC at www.sec.gov. The proxy statement/prospectus and these other documents also may be obtained free of charge from ITC^DeltaCom by directing a request to 1791 O.G. Skinner Drive, West Point, Georgia 31833, Attn: Investor Relations.

ITC^DeltaCom and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of ITC^DeltaCom in connection with the proposed transactions. Information about directors and executive officers of ITC^DeltaCom and their ownership of ITC^DeltaCom common stock and other ITC^DeltaCom voting securities is included in ITC^DeltaCom’s proxy statement for its 2004 annual meeting of stockholders, which it filed with the SEC on April 1, 2004. This document is available free of charge at the Web site maintained by the SEC at www.sec.gov and from ITC^DeltaCom as described above. Additional information regarding interests in the transaction of participants in the proxy solicitation may be obtained by reading the proxy statement/prospectus regarding each proposed transaction when it becomes available.